CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the foregoing Registration Statement on Amendment No. 1 to Form S-1 of our report dated March 13, 2008 relating to the balance sheets of balance sheets of Christian Stanley, Inc. (a development stage company) as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders' deficiency, and cash flows for the years ended December 31, 2007 and 2006, and for the period June 1, 2004 (Inception) to December 31, 2007.  We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

Weinberg & Company, P.A.

Los Angeles, California
January 9, 2009